Exhibit 5.1

June 25, 2014

GoPro, Inc.

3000 Clearview Way

San Mateo, CA 94402

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by GoPro, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about June 25, 2014 in connection with the registration under the Securities Act of 1933, as amended, of: (i) an aggregate of 50,828,961 shares of the Company’s Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), subject to issuance by the Company (a) upon the exercise or settlement of awards granted under the Company’s 2014 Equity Incentive Plan (the “2014 Plan”), (b) pursuant to the conversion of shares of the Company’s Class B Common Stock, $0.0001 par value per share (the “Class B Common Stock”), subject to outstanding options and restricted stock units awarded under the Company’s 2010 Equity Incentive Plan, as amended (the “2010 Plan”) and (c) purchase rights to acquire shares of Class A Common Stock to be granted under the Company’s 2014 Employee Stock Purchase Plan (the “Purchase Plan”) and (ii) an aggregate of 33,651,916 shares of Class B Common Stock that are subject to issuance by the Company upon the exercise or settlement of awards granted under the 2010 Plan.

The 50,828,961 shares of the Company’s Class A Common Stock described in clause (i) of the preceding paragraph and the 33,651,916 shares of Class B Common Stock described in clause (ii) of the preceding paragraph are collectively referred to herein as the “Shares”; and the 2010 Plan, the 2014 Plan and the Purchase Plan are collectively referred to in this letter as the “Plans.”

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	The Company’s initial Certificate of Incorporation filed with the Delaware Secretary of State on August 24, 2011 and certified by the Delaware Secretary of State on August 25, 2011, the initial Articles of Incorporation of the Company’s predecessor entity, Woodman Labs, Inc., filed with the California Secretary of State on February 17, 2004 and certified by the California Secretary of State on February 17, 2004, and the Certificate of Merger by which the Company reincorporated into Delaware, filed with the Delaware Secretary of State on December 9, 2011.

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(2)	The Company’s Restated Certificate of Incorporation, filed with the Delaware Secretary of State on June 20, 2014 and certified by the Delaware Secretary of State on June 23, 2014 (the “Restated Certificate”), and the form of the Company’s Restated Certificate of Incorporation to be filed with the Delaware Secretary of State upon the closing of the initial public offering of the shares of Class A Common Stock contemplated by the Company’s registration statement on Form S-1, as amended (Registration No. 333-196083) (the “Form S-1”), a copy of which has been filed with the Commission as an exhibit to the Form S-1 (the “Post-Effective Restated Certificate”).

(3)	The Company’s Amended and Restated Bylaws, certified by the Company’s Secretary on August 24, 2011 (the “Bylaws”) and the form of the Company’s Restated Bylaws that the Company has adopted in connection with, and that will become effective upon the consummation of the sale of the shares of Class A Common Stock pursuant to the Form S-1, a copy of which is attached as an exhibit to the Form S-1, (the “Post-Effective Bylaws”).

(4)	The Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference.

(5)	The prospectuses prepared in connection with the Registration Statement (the “Prospectuses”).

(6)	The Plans and the related forms of agreements for use by the Company under the Plans, copies of which are attached as exhibits to the Form S-1 (collectively, the “Plan Agreements”).

(7)	Minutes of meetings and actions by written consent of the Company’s Board of Directors and stockholders provided to us by the Company at which, or pursuant to which: (i) the Restated Certificate and the Post-Effective Restated Certificate, the Bylaws and the Post-Effective Bylaws were approved, (ii) the filing of the Registration Statement was approved and the Plans, including any amendments thereof and the reservation of the Shares for sale and issuance pursuant to the Plans and the sale and issuance of the Shares pursuant to the Plans, was adopted and approved.

(8)	The stock records for the Company that the Company has provided to us (consisting of a list of stockholders and a list of option holders and restricted stock units respecting the Company’s capital stock and of any rights to purchase capital stock) that was prepared by the Company and dated June 24, 2014 verifying and confirming the number of such issued and outstanding securities as of such date.

(9)	A Certificate of Good Standing issued by the Delaware Secretary of State dated June 25, 2014 stating that the Company is duly incorporated, in good standing and was in good standing under the laws of the State of Delaware as of such date (the “Good Standing Certificate”).

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(10)	An Opinion Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Opinion Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to, and the absence of any extrinsic documents that would affect our interpretation of, any document reviewed by us and the due authorization, execution and delivery of all such documents by the selling stockholders where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Shares have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

In rendering this opinion we have also assumed the current accuracy and completeness of the information obtained from the documents we reviewed and representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Opinion Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the State of California and the Delaware General Corporation Law and reported judicial decisions relating thereto. Without limitation, we express no opinion with respect to the federal laws of the United States of America or the securities or “blue sky” laws of any state.

With respect to our opinion expressed in paragraph 1 below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Good Standing Certificate and representations made to us by the Company. In connection with our opinion expressed in paragraph 2 below, we have assumed that, at or prior to the time of the delivery of any Shares, that there will not have occurred any amendment to the Plans, the Plan Agreements, or in the law affecting the validity of the issuance of such Shares, or any subsequent amendment to the Company’s Post-Effective Restated Certificate or the Post-Effective Bylaws (other than to authorize sufficient additional shares of Class A Common Stock or Class B Common Stock from time to time) or changes to the number of shares of Class A Common Stock issuable upon the conversion of a share of Class B Common Stock described in paragraph 2 are issued and sold, the Company will have a sufficient number of authorized but unissued shares of each such class of Common Stock to be able to issue and deliver all such Shares.

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This opinion is based upon the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind set forth in this opinion letter, including customary practice as described in bar association reports.

Based upon the foregoing, we are of the following opinion:

(1) The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2) The 50,828,961 shares of the Class A Common Stock and the 33,651,916 shares of Class B Common Stock that may be issued and sold by the Company (a) upon the exercise or settlement of awards granted or to be granted under the 2014 Plan, (b) pursuant to the conversion of shares of Class B Common Stock subject to outstanding options and restricted stock units awarded under the Company’s 2010 Equity Incentive Plan, (c) upon the exercise or settlement of awards granted under the 2010 Plan and (d) purchase rights to acquire shares of Class A Common Stock to be granted under the Purchase Plan, when issued, sold and delivered in accordance with the applicable Plan Agreements, if any, to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and relevant Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ Fenwick & West LLP